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                                                                    EXHIBIT 3.03



                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          GUILFORD PHARMACEUTICALS INC.


         The undersigned, a corporation duly organized and existing under the laws of the State of Delaware, in accordance with the provisions of Section 242 of Title 8 of the Delaware Code, does hereby certify:

         1. The name of the corporation as it appears on the records of the Secretary of State of Delaware is Guilford Pharmaceuticals Inc. (the "Corporation").

         2. The Corporation's Amended and Restated Certificate Incorporation was filed with the Secretary of State on June 24, 1994.

         3. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation and replacing it with the following:

                  FOURTH: The total number of shares of all classes of stock the Corporation shall have authority to issue is Forty-Five Million (45,000,000) shares consisting of Forty Million (40,000,000) shares of common stock, par value $.01 per share, and Five Million (5,000,000) shares of preferred stock, par value $.01 per share.


         4. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the Corporation has adopted resolutions setting forth the above-referenced amendment at a meeting of its Board of Directors held on February 18, 1997.

         5. At least a majority of the outstanding stock of the Corporation entitled to vote thereon duly approved said proposed amendments at the special meeting of the stockholders of the Corporation held on April 1, 1997 in accordance with Sections 211, 222 and 242 of the General Corporation Law of the State of Delaware.




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         IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed on its behalf by Thomas C. Seoh, its Vice President and Secretary, and attested by Jordan P. Karp, its Assistant Secretary, this 1st day of April, 1997.

                                       GUILFORD PHARMACEUTICALS INC.


                                       /s/Thomas C. Seoh
                                       ------------------------------------
                                       Thomas C. Seoh, Vice President and
                                          Secretary

ATTEST:

/s/Jordan P. Karp
-----------------------------------
Jordan P. Karp, Assistant Secretary


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